Exhibit 23.1



             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-70248 of PMC-Sierra, Inc. on Form S-3 of our report dated January 19, 2001 on the consolidated financial statements of PMC-Sierra, Inc. appearing in the Annual Report on Form 10-K of PMC-Sierra, Inc. for the year ended December 31, 2000 and of our report dated July 19, 2000 on the financial statements of Datum Telegraphic Inc. appearing in the Current Report on Form 8-K/A1 of PMC-Sierra, Inc. dated September 28, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

Vancouver, British Columbia, Canada
November 7,2001